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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This report, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

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  general economic conditions (including the impact of continued high unemployment and changing consumer behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long term strategy;

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  our ability to realize same store sales growth;

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  our ability to hire and retain qualified personnel;

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  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  decisions to close additional stores and distribution centers, which could result in further charges to our operating statement;

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  our ability to manage expenses;

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  our ability to realize the benefits from actions to further reduce costs and investment in working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management industries;

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  changes in state or federal legislation or regulations, and the impact of healthcare reform;

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  the outcome of lawsuits and governmental investigations;

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  our ability to maintain the listing of our common stock on the New York Stock Exchange ("NYSE"), and the resulting impact on our indebtedness, results of operations and financial condition; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission ("the SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this report, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

May 2011

Dear Fellow Investors:

        We continued to operate in a difficult economic and retail environment throughout fiscal 2011, reporting lower revenues, a decline in Adjusted EBITDA and a greater loss per diluted share compared to the prior year. By year end, however, we began to see our initiatives to grow sales have a positive impact on our business. Pharmacy sales, front end sales and the number of prescriptions we filled all increased in comparable stores in the fourth quarter. We are proud of our Rite Aid associates who continued to move our business forward by executing the many elements of our sales turnaround plan, improving customer satisfaction and once again delivering solid expense control. Our goal is to build on this momentum and further invest in the initiatives responsible for these positive trends.

        While we reported a net loss of $0.64 per diluted share for this past fiscal year, we continued to strengthen our overall financial position with strong liquidity throughout the year and the refinancing of $1.8 billion of debt that extended maturities and lowered interest expense. We delivered free cash flow and reduced debt. Our strong liquidity and the refinancing we completed last September give us more time to grow our business and improve our results.

Our Fiscal 2011 Accomplishments

        In fiscal 2011, we made substantial progress on the initiatives to grow sales that we outlined at the start of the fiscal year.

        We recently celebrated the one-year anniversary of the chainwide launch of our wellness+ customer loyalty program, which we believe to be one of the biggest contributors to our improving same store sales trends. Card usage has been strong, with wellness+ members buying more and shopping more frequently at Rite Aid than non-members. Today more than 37 million shoppers have signed up for a wellness+ card, far exceeding our enrollment expectations and a testament to the power of the program to both retain and attract new customers. We believe the uniqueness of having tiered reward levels, along with our extra +UP discounts, are the reasons wellness+ has been so well received in such a short time.

        Also attracting new customers has been our expanded immunization program. We increased the number of pharmacists who could administer vaccines to more than 7,000 in time for this past flu season. Even without the H1N1 scare, we administered three times as many flu shots than the year before as we made it easy to get vaccinated at 3,000 of our busiest stores. Because our pharmacists have been trained to provide up to 13 different types of vaccinations, depending on state regulations, immunizing has become a year round business.

        As our patients have gone increasingly digital, we have too and also taken greater advantage of the Internet. Rite Aid patients can now receive refill reminders, automated courtesy refill notification and messages that "your prescription is ready" via text, in addition to our email and automated phone call service. wellness+ members can chat with a pharmacist 24/7 online as well as on the phone. You can get the latest Rite Aid updates on our new Facebook page and by following us on Twitter.

        The lingering recession has created new value-driven consumers, and we don't expect them to change the way they shop any time soon. To take better advantage of this new paradigm, last spring we started the roll out of a totally revamped private brand program with a new look, new brands and additional offerings. Store brands, from diapers to over-the-counter medicines, are less expensive for shoppers and deliver higher margins for us. With more than 1,000 items already converted to the new architecture, store brands accounted for 16.0 percent of our front-end sales in fiscal 2011. We expect to have 2,900 items in our new private brand program by the end of this fiscal year.

        We've also made good progress this past year implementing our segmentation strategy, which is designed to help maximize the business opportunity for each store. It includes the conversion of ten of our stores in Greenville, SC into co-branded Save-A-Lot Food Stores/Rite Aid Pharmacy locations, adding the discount grocery assortment concept to our pharmacy services and core drugstore offerings. While still in pilot stage, these stores have shown dramatic top-line growth in the front of the store, and our prescription business is improving. We're also testing new merchandising strategies with a new value store format in several of our southern markets. These Value+ stores have more aggressive everyday pricing, an expanded dollar shop and a Wall of Values with core and high traffic categories. They are showing solid sales gains.

        While focusing on implementing these initiatives, we didn't lose sight of how important it is to continue to improve operating efficiency and control costs. In fiscal 2011, we held the line on expenses and reduced many of our operating costs through better control of store labor, continued consolidation of our distribution center network and simplifying processes at corporate and in the field through our Project Simplification initiatives.

        At the same time, our associates took better care of our customers. According to Rite Aid shoppers we regularly survey, overall customer satisfaction improved every quarter during the year. We were pleased to see these findings reinforced by a survey of 11,000 shoppers of drugstores across all of our markets that indicates a significant improvement in the shopping experience at our stores this past year.

Building On The Successful Launch of our Sales Growth Initiatives

        Our top priority for fiscal 2012 continues to be to grow profitable sales with a plan that balances the company's current needs with our goal of long-term sustainable growth.

        We'll continue to aggressively market and advertise wellness+ and the substantial value it offers to drive new customers and patients to our stores. We know our members better now, which will help us develop additional benefits and new wellness+ promotions to further develop customer loyalty across our chain and increase the number of combination shoppers who use both the front of the store and the pharmacy.

        We'll introduce new pharmacy services again this year as customers increasingly search for solutions to make their lives easier and help them manage their health and wellness proactively. By the next flu season, all of our pharmacists will be certified as immunizers so customers can get their vaccinations when they want at all 4,700 stores, up from 3,000 stores this year. We've expanded delivery of prescriptions to homes or offices in the New York metro area, and are evaluating this approach to see how it could work in more of our markets.

        One of our biggest commitments to helping customers manage their health is our new wellness store format, which we launched in six stores in March as a blueprint for our high volume and strong pharmacy stores. These stores included expanded clinical services with pharmacists who are diabetes care specialists, certified immunizers and experts in medication therapy management. On-site Wellness Ambassadors are specially trained to provide information to customers on over-the-counter medicines and vitamins based on their specific needs. We've also made significant changes to our merchandising, adding hundreds of new health and wellness products from organic and gluten-free foods to homeopathic medicines.

        As part of our segmentation strategy, we plan to remodel 500 stores this year, primarily wellness store renovations and also including conversions of more lower-volume stores to the Value+ format. We are also talking to Save-A-Lot about the future potential of our co-branded concept. Our planned capital expenditures for fiscal 2012 also include $75 million for prescription file buys to acquire new customers.

        Of course the key to making any of these initiatives successful is our Rite Aid associates, whom we depend on to deliver a superior shopping experience every day. This year we're making additional investments in associate training and in automating and streamlining workflow in our stores and supply chain to make it easier for all of them to take great care of their customers.

Our Goal: Deliver Long-Term Sustainable Growth

        The initiatives we've outlined are designed to deliver long-term sustainable growth. While they require investments that will depress our earnings in the near term, we believe that fueling same-store sales growth while at the same time continuing to improve operating efficiency and manage expenses is critical to our financial success.

        We remain optimistic about the success of our company and the growth of the pharmacy business overall. The first Baby Boomers started to enroll in Medicare this year—an aging population drives prescription use. We expect health care reform to bring some form of coverage to 32 million people who are currently uninsured, and the reforms place greater emphasis on preventive care provided by health care providers like the neighborhood pharmacist. And starting late this year a wave of new generic drug introductions begins, making prescriptions more affordable for more people. We believe we are putting the right strategies in place to capitalize on these growth trends.

        We thank our associates for their hard work and their dedication to serving our customers. We appreciate our suppliers for their continued support of our growth plans. We are grateful to our Board of Directors for their guidance, and especially thank Jon Sokoloff, who has recently left our Board, and Phil Satre, Dennis Wood and Bob Miller, who are leaving the Board this June. Bob, in particular, has demonstrated exceptional commitment to our company as both a former CEO and Chairman as well as a Director. And we thank you, our investors, for your continued support. We are committed to improving our performance.

Sincerely,

Mary Sammons Chairman of the Board	John Standley President and CEO

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